EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP REPORTS SECOND QUARTER 2013 RESULTS

Reports Record Second Quarter Adjusted EBITDA

CHESTER, WV — August 6, 2013 — MTR Gaming Group, Inc. (NasdaqGS: MNTG) today announced financial results for the second quarter and six months ended June 30, 2013.

Second Quarter 2013 Highlights

•                  Net revenue growth of 11.1%, including revenue of $37.6 million for Scioto Downs, which celebrated the first anniversary of the opening of its VLT facility on June 1.

•                  Adjusted EBITDA for the second quarter of 2013 was $27.5 million, an increase of 34.0% from the prior-year period.

•                  Net income for the second quarter was $2.4 million, or $0.08 per diluted share.

“The continued strength of our Scioto Downs gaming facility led to another quarter of strong double-digit revenue and adjusted EBITDA growth,” said Joseph L. Billhimer, Acting President of MTR Gaming Group, Inc.  “We were proud to celebrate the first anniversary of Scioto Downs’ VLT facility during the quarter, which has maintained a strong market position in the Columbus slot market.  Customer satisfaction levels continue to improve, a testament to the great job our team members are doing at the facility.  At the same time, the expansion of gaming in Ohio and other regional markets continues to cannibalize existing mature markets including western Pennsylvania and West Virginia in which our Presque Isle Downs and Mountaineer gaming facilities operate, respectively. We have been able to offset some of this impact through continued focus on operating efficiencies as well as targeted capital spending. As of June 30, we have spent approximately $10 million of our planned $20 million capital improvements for 2013 that are designed to enhance the overall gaming experience for our patrons and improve our competitive position.”

“Also, as previously discussed, on May 6, 2013 Jacobs Entertainment Inc. (“JEI”), on behalf of JEI and certain affiliates, filed an amendment to its Schedule 13D with the SEC that included a proposal that MTR acquire JEI,” added Mr. Billhimer.  “We continue to review this and all other strategic initiatives with the assistance of our financial advisor, Macquarie Capital.”

For the second quarter of 2013, the Company’s total net revenues were $132.3 million, an increase of 11.1% compared to $119.1 million in the same period of 2012.  Adjusted EBITDA in the second quarter of 2013 was $27.5 million, an increase of 34.0% from the prior-year period, and adjusted EBITDA margin was 20.8%, an increase of 360 basis points from the prior-year period.

The Company reported net income of $2.4 million for the second quarter of 2013, or $0.08 per diluted share, compared to a net loss of $2.4 million, or $0.09 per share, for the same period of 2012.  Net loss for the second quarter of 2012 included a $0.3 million loss from discontinued operations and $2.2 million of project-opening costs.

Net revenues at Scioto Downs were $37.6 million during the second quarter of 2013 compared to $12.6 million during the second quarter of 2012.  The property generated adjusted EBITDA of $12.6 million, compared to adjusted EBITDA of $1.7 million in the same quarter of 2012.  The adjusted EBITDA margin for the second quarter of 2013 was 33.6%.  The increase in net revenues and adjusted EBITDA for the second quarter of 2013 was attributable to the opening of the VLT gaming facility on June 1, 2012.

Net revenues at Mountaineer Casino, Racetrack & Resort decreased 10.6% to $52.4 million in the second quarter of 2013 compared to $58.7 million in the second quarter of 2012.  Revenues from slots and table games decreased by $4.6 million and $1.4 million, respectively, compared to the same quarter of 2012.  The property saw adjusted EBITDA decrease to $9.9 million from $12.3 million in the comparable quarter of 2012, while the adjusted EBITDA margin at Mountaineer decreased to 18.8% compared to 21.0% in the prior-year quarter.  The decrease in gaming revenues and adjusted EBITDA for the second quarter of 2013 was primarily attributable to additional gaming competition from Ohio.

Net revenues at Presque Isle Downs & Casino decreased 11.4% to $42.3 million during the second quarter of 2013 compared to $47.8 million during the second quarter of 2012.  Revenues from slots and table games decreased by $4.1 million and $1.2 million, respectively, compared to the same quarter of 2012.  The property generated adjusted EBITDA of $7.4 million compared to $9.9 million in the same quarter of 2012, with the adjusted EBITDA margin decreasing to 17.5% compared to 20.7% in the prior-year quarter.  The decrease in net revenues and adjusted EBITDA for the second quarter of 2013 was primarily attributable to additional gaming competition from Ohio.

Corporate overhead costs totaled $2.4 million during the second quarter of 2013 compared to $3.1 million in the prior-year period, with the decrease due primarily to lower long-term incentive compensation-related expenses.

Six Month Results

For the first half of 2013, MTR’s total net revenues increased 12.6% to $255.7 million from $227.1 million in the first half of 2012.  Adjusted EBITDA of $52.4 million increased 27.9% from $41.0 million (including $2.5 million of project-opening costs and a loss of $0.3 million from discontinued operations) in the same period last year.  The 2013 year-to-date net income was $1.6 million, or $0.06 per diluted share.  In the same period last year, the Company reported a net loss of $5.5 million, or $0.20 per diluted share, which included $2.5 million of project-opening costs and a $0.3 million loss from discontinued operations.

See attached tables, including a reconciliation of net loss, a GAAP financial measure, to adjusted EBITDA, as well as the calculation of adjusted EBITDA margin, each of which are non-GAAP financial measures.

Balance Sheet and Liquidity

As of June 30, 2013, MTR had $95.9 million in cash and cash equivalents, $6.5 million in restricted cash and $557.8 million in total debt, net of discount.  In addition, the Company has $20 million available for borrowing under its revolving credit facility.

Reconciliation of GAAP Measures to Non-GAAP Measures

Adjusted EBITDA represents earnings (losses) before interest, income taxes, depreciation and amortization, gain (loss) on the sale or disposal of property, other regulatory gaming assessment costs, loss on asset impairment, loss on debt modification and extinguishments and equity in loss of unconsolidated joint venture, to the extent that such items existed in the periods presented.  Adjusted EBITDA margin represents the calculation of adjusted EBITDA divided by net revenues. Adjusted EBITDA and adjusted EBITDA margin are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), are unaudited and should not be considered as an alternative to, or more meaningful than, net income (loss) or operating margin as indicators of our operating performance, or cash flows from operating activities, as a measure of liquidity. Adjusted EBITDA and adjusted EBITDA margin have been presented as supplemental disclosures because they are widely used measures of performance and basis’ for valuation of companies in our industry. Management of the Company uses adjusted EBITDA and adjusted EBITDA margin as primary measures of the Company’s operating performance and as components in evaluating the performance of operating personnel.  These non-GAAP financial measures have limitations as an analytical tool, should not be viewed as a substitute for net revenues determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Management believes that this non-GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results.  Uses of cash flows that are not reflected in adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments, and certain regulatory gaming assessments which can be significant.

Moreover, other companies that provide EBITDA and/or adjusted EBITDA information may calculate EBITDA and/or adjusted EBITDA differently than we do. A reconciliation of GAAP net income (loss) to adjusted EBITDA, as well as the calculation of adjusted EBITDA margin, is included in the financial tables accompanying this release.

Conference Call

Management will conduct a conference call focusing on the financial results and corporate developments today at 4:30 p.m. EDT.  Interested parties may participate in the call by dialing (888) 438-5519.  Please call in 10 minutes before the call is scheduled to begin and ask for the MTR Gaming call (conference ID # 9028873).

The conference call will be webcast live via the Investor Relations section of the Company’s website at www.mtrgaming.com.  To listen to the live webcast please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived on the Investor Relations section of the Company’s website.

A replay of the call will be available two hours following the end of the call through midnight EDT on Tuesday, August 13, 2013 at www.mtrgaming.com and by telephone at (877) 870-5176; passcode 9028873.

About MTR Gaming Group

MTR Gaming Group, Inc. is a hospitality and gaming company that through subsidiaries owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia; Presque Isle Downs & Casino in Erie, Pennsylvania; and Scioto Downs in Columbus, Ohio. For more information, please visit www.mtrgaming.com.

Forward-Looking Statements and Cautionary Language

Except for historical information, this press release contains forward-looking statements concerning, among other things the prospects for improving the results of our operations at Mountaineer, Presque Isle Downs and Scioto Downs, including the successful operation of video lottery terminals at Scioto Downs. Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include, but are not limited to, the impact of new competition for Mountaineer, Presque Isle Downs and Scioto Downs (including casino gaming and video lottery terminals in Ohio), the successful integration and operation of video lottery terminals at Scioto Downs, the effectiveness of our marketing programs, the enactment of future gaming legislation in the jurisdictions in which we operate, changes in, or failure to comply with, laws, regulations or the conditions of our gaming licenses, accounting standards or environmental laws, including adverse changes in the gaming tax rates that the Company currently pays in its various jurisdictions, general economic conditions, disruption (occasioned by weather conditions or work stoppages) of our operations, our ability to maintain or improve our operating margins, our continued suitability to hold and obtain renewals of our gaming and racing licenses, our ability to fulfill our obligations and comply with the covenants associated with our various debt instruments and/or our ability to obtain additional debt and/or equity financing, if and when needed, and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

Additionally, with respect to the Company’s evaluation of JEI’s proposal, the Company has not set a definitive timetable for completion of its evaluation and there can be no assurances that such evaluation will result in any transaction being announced or completed. The Company does not intend to provide updates or make any further comment until the outcome of such evaluation is determined or until there are significant developments.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.

www.mtrgaming.com

John W. Bittner, Jr.

Executive Vice President and Chief Financial Officer

(724) 933-8122

Jbittner@mtrgaming.com

MTR GAMING GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Revenues:
Gaming	$119,186	$107,503	$233,955	$207,644
Pari-mutuel commissions	3,419	3,364	4,799	4,523
Food, beverage and lodging	10,808	8,786	20,296	16,660
Other	3,634	2,612	5,791	4,558
Total revenues	137,047	122,265	264,841	233,385
Less promotional allowances	(4,707)	(3,148)	(9,162)	(6,318)
Net revenues	132,340	119,117	255,679	227,067

Operating expenses:
Costs of operating departments:
Gaming
Operating	69,265	65,309	136,535	127,568
Other regulatory assessments	(214)	(59)	(263)	(192)
Pari-mutuel commissions	3,376	3,351	5,228	4,915
Food, beverage and lodging	8,276	6,734	15,795	12,508
Other	2,299	1,893	3,840	3,238
Marketing and promotions	5,113	3,708	9,336	6,781
General and administrative	16,533	15,123	32,510	28,320
Project opening costs	—	2,237	—	2,496
Depreciation	7,547	5,861	15,091	12,099
(Gain) loss on the sale or disposal of property	(11)	1	(93)	(4)
Total operating expenses	112,184	104,158	217,979	197,729

Operating income	20,156	14,959	37,700	29,338

Other income (expense):
Interest income	8	54	22	134
Interest expense	(17,392)	(16,395)	(34,783)	(33,415)

Income (loss) from continuing operations before income taxes	2,772	(1,382)	2,939	(3,943)
Provision for income taxes	(386)	(718)	(1,339)	(1,348)

Income (loss) from continuing operations	2,386	(2,100)	1,600	(5,291)

Discontinued operations:
Loss from discontinued operations before income taxes	—	(255)	—	(255)
Provision for income taxes	—	—	—	—
Loss from discontinued operations	—	(255)	—	(255)

Net income (loss)	$2,386	$(2,355)	$1,600	$(5,546)

Net income (loss) per share - basic:
Income (loss) from continuing operations	$0.08	$(0.08)	$0.06	$(0.19)
Loss from discontinued operations	—	(0.01)	—	(0.01)
Net income (loss)	$0.08	$(0.09)	$0.06	$(0.20)

Net income (loss) per share - diluted:
Income (loss) from continuing operations	$0.08	$(0.08)	$0.06	$(0.19)
Loss from discontinued operations	—	(0.01)	—	(0.01)
Net income (loss)	$0.08	$(0.09)	$0.06	$(0.20)

Weighted average number of shares outstanding:
Basic	28,179,851	27,984,595	28,159,131	27,972,318
Diluted	28,456,713	27,984,595	28,501,793	27,972,318

MTR GAMING GROUP, INC.

SELECTED FINANCIAL INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012

Net revenues:
Mountaineer Casino, Racetrack & Resort	$52,444	$58,671	$102,206	$117,646
Presque Isle Downs & Casino	42,332	47,797	79,938	96,673
Scioto Downs	37,564	12,637	73,535	12,715
Corporate	—	12	—	33
Consolidated net revenues	$132,340	$119,117	$255,679	$227,067

Adjusted EBITDA from continuing operations:
Mountaineer Casino, Racetrack & Resort	$9,876	$12,322	$18,176	$25,082
Presque Isle Downs & Casino	7,388	9,880	13,658	20,715
Scioto Downs	12,627	1,709	25,577	977
Corporate	(2,413)	(3,149)	(4,976)	(5,533)
Consolidated Adjusted EBITDA from continuing operations	$27,478	$20,762	$52,435	$41,241

Adjusted EBITDA from discontinued operations	—	(255)	—	(255)

Consolidated Adjusted EBITDA	$27,478	$20,507	$52,435	$40,986

The following tables set forth a reconciliation of income (loss) from continuing operations and income (loss) from discontinued operations, GAAP financial measures, to Adjusted EBITDA, as well as the calculation of Adjusted EBITDA margin, non-GAAP financial measures.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012

Adjusted EBITDA:

Mountaineer Casino, Racetrack & Resort:
Net income	$7,678	$9,512	$13,758	$19,472
Interest income	—	—	(2)	—
Depreciation	2,218	2,810	4,450	5,615
Gain on the sale or disposal of property	(20)	—	(30)	(5)
Adjusted EBITDA	$9,876	$12,322	$18,176	$25,082
Net revenues	$52,444	$58,671	$102,206	$117,646
Adjusted EBITDA margin	18.8%	21.0%	17.8%	21.3%

Presque Isle Downs & Casino:
Net income	$5,021	$7,367	$8,921	$14,513
Interest income and capitalized interest	—	(5)	(1)	(29)
Provision for income taxes	620	626	1,241	1,253
Depreciation	1,952	1,950	3,823	5,169
Other regulatory gaming assessments	(214)	(59)	(263)	(192)
Loss (gain) on the sale or disposal of property	9	1	(63)	1
Adjusted EBITDA	$7,388	$9,880	$13,658	$20,715
Net revenues	$42,332	$47,797	$79,938	$96,673
Adjusted EBITDA margin	17.5%	20.7%	17.1%	21.4%

MTR GAMING GROUP, INC.

SELECTED FINANCIAL INFORMATION (continued)

(dollars in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Adjusted EBITDA (continued):

Scioto Downs:
Net income	$8,859	$1,397	$18,026	$692
Interest expense (capitalized interest)	20	(892)	39	(1,120)
Provision for income taxes	378	114	710	114
Depreciation	3,370	1,090	6,802	1,291
Adjusted EBITDA	$12,627	$1,709	$25,577	$977
Net revenues	$37,564	$12,637	$73,535	$12,715
Adjusted EBITDA margin	33.6%	13.5%	34.8%	7.7%

Corporate:
Net loss	$(19,172)	$(20,376)	$(39,105)	$(39,968)
Interest expense, net of interest income	17,364	17,238	34,725	34,430
Benefit for income taxes	(612)	(22)	(612)	(19)
Depreciation	7	11	16	24
Adjusted EBITDA	$(2,413)	$(3,149)	$(4,976)	$(5,533)

Discontinued operations:
Net loss	$—	$(255)	$—	$(255)
Provision for income taxes	—	—	—	—
Adjusted EBITDA	$—	$(255)	$—	$(255)

MTR Gaming Group, Inc. (consolidated):
Net income (loss)	$2,386	$(2,355)	$1,600	$(5,546)
Interest expense, net of interest income and capitalized interest	17,384	16,341	34,761	33,281
Provision for income taxes	386	718	1,339	1,348
Depreciation	7,547	5,861	15,091	12,099
Other regulatory gaming assessments	(214)	(59)	(263)	(192)
(Gain) loss on the sale or disposal of property	(11)	1	(93)	(4)
Consolidated Adjusted EBITDA	$27,478	$20,507	$52,435	$40,986
Net revenues	$132,340	$119,117	$255,679	$227,067
Adjusted EBITDA margin	20.8%	17.2%	20.5%	18.1%

MTR GAMING GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30	December 31
	2013	2012
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$95,897	$115,113
Restricted cash	6,541	4,088
Accounts receivable, net of allowance for doubtful accounts of $216 in 2013 and $350 in 2012	4,261	3,934
Amounts due from West Virginia Lottery Commission	—	17
Inventories	4,342	4,305
Deferred financing costs	1,642	1,642
Prepaid expenses and other current assets	8,807	5,582
Total current assets	121,490	134,681
Property and equipment, net	380,010	387,015
Other intangible assets	136,114	136,094
Deferred financing costs, net of current portion	7,587	8,407
Deposits and other	1,908	1,908
Non-operating real property	10,789	10,789
Assets of discontinued operations	181	181
Total assets	$658,079	$679,075

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,174	$3,719
Accounts payable - gaming taxes and assessments	7,258	11,077
Accrued payroll and payroll taxes	5,998	5,776
Accrued interest	27,344	27,369
Accrued income taxes	203	743
Other accrued liabilities	18,278	13,579
Construction project and equipment liabilities	10	481
License fee payable	—	25,000
Deferred income taxes	1,472	1,472
Liabilities of discontinued operations	116	123
Total current liabilities	63,853	89,339

Long-term debt	557,775	556,716
Other regulatory gaming assessments	4,839	5,319
Long-term compensation	566	871
Deferred income taxes	14,324	12,620
Other long-term liabilities	493	517
Total liabilities	641,850	665,382

Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	64,737	63,822
Accumulated deficit	(48,412)	(50,012)
Accumulated other comprehensive loss	(320)	(341)
Total stockholders’ equity of MTR Gaming Group, Inc.	16,005	13,469
Non-controlling interest of discontinued operations	224	224
Total stockholders’ equity	16,229	13,693
Total liabilities and stockholders’ equity	$658,079	$679,075

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